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                                                                       EXHIBIT 1

                         MediChem Life Sciences, Inc.
                         ----------------------------


                                 Common Stock

                               ($0.01 Par Value)
                                                              September 27, 2000

UBS Warburg LLC
Chase Securities, Inc.
William Blair & Company L.L.C.
As Representatives of the several Underwriters

c/o UBS Warburg LLC
    299 Park Avenue
    New York, New York 10171

Ladies and Gentlemen:

      This letter is being delivered to you in connection with the proposed Underwriting Agreement (the "Underwriting Agreement") to be entered into by and among MediChem Life Sciences, Inc., a Delaware corporation (the "Company"), and you, as representatives of the several underwriters, with respect to the initial public offering ("Initial Public Offering") of Common Stock, $0.01 par value per share (the "Common Stock"), of the Company.

      In order to induce you to enter into the Underwriting Agreement, the undersigned will not, without the prior written consent of UBS Warburg LLC, (i) sell, offer to sell, contract to sell, hypothecate, pledge, grant any option to sell or otherwise dispose of, or file (or participate in the filing of) a registration statement with the Securities and Exchange Commission (the "Commission") in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of
Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder with respect to, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, whether any such transaction is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, or
(iii) publicly announce an intention to effect any transaction specified in clause (i) or (ii), in the case of each of clauses (i), (ii) and (iii) for a period of 180 days after the date of the final prospectus in connection with the Initial Public Offering. The foregoing notwithstanding, the undersigned may dispose of shares of Common Stock which are disposed of as bona fide gifts approved by UBS Warburg LLC to transferees entering into lock-up agreements with you to the effect stated above.

      If for any reason the Underwriting Agreement shall be terminated prior to the time of purchase (as defined in the Underwriting Agreement), the agreement set forth above shall likewise be terminated.


                                                Yours very truly,


                                                By:
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